Exhibit 10.19


                              EMPLOYMENT AGREEMENT


THIS AGREEMENT ("AGREEMENT"), is dated March 10, 1999, and is by and between Sodak Gaming, Inc., a South Dakota corporation (the "COMPANY"), and Roland W. Gentner, an individual resident of Hughes County, South Dakota ("EXECUTIVE").

WHEREAS, Executive is currently employed by the Company; and

WHEREAS, the Company, International Game Technology ("PARENT") and a wholly-owned subsidiary of Parent ("SUB"), have entered into an Agreement and Plan of Merger, dated as of March 10, 1999 (the "MERGER AGREEMENT"), pursuant to which Sub will be merged with and into the Company (the "MERGER"), with the result that the Company will be a wholly-owned subsidiary of Parent after the Merger; and

WHEREAS, the Company wishes to continue to employ Executive after the Merger to render services for the Company on the terms and conditions set forth in this Agreement, and Executive wishes to be retained and employed by the Company on such terms and conditions;

NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

      1. EMPLOYMENT. The Company hereby employs Executive as its President and Chief Executive Officer, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

      2. TERM. Unless terminated at an earlier date in accordance with Section 8 of this Agreement, the term of Executive's employment hereunder shall be for a period of one (1) year, commencing on the Effective Date (as defined in Section 9.1) (the "INITIAL TERM"). Thereafter, the term of this Agreement shall be automatically extended for successive one (1) year periods, subject to Section 8 hereof, unless either party objects to such extension by written notice to the other party at least thirty (30) days prior to the end of the Initial Term or any extension term. The Initial Term and any subsequent one-year extensions of this Agreement are collectively referred to as the "TERM".

      3. POSITION AND DUTIES.

            3.1 SERVICE WITH COMPANY. During the Term, Executive agrees to perform such reasonable employment duties as the Board of Directors of the Company shall assign to him from time to time consistent with Executive's title and position as President and Chief Executive Officer of the Company. Executive also agrees to serve, for any period for which he is so elected, as a director of the Company. The Company shall use its reasonable best efforts to cause Executive to be nominated and elected as a member of its Board of Directors and to serve as such during the Term. This obligation shall cease on the event of a sale of the Company or the Company is merged with or into Parent or a subsidiary of Parent after the date hereof. During the Term, Executive shall report to (a) the President and (b) the Chief Executive Officer of Parent unless otherwise determined by the Board of Directors of Parent. The President of Parent shall review the performance of Executive on an annual basis and make recommendations concerning the compensation of Executive to the Compensation Committee of Parent.

            3.2 PERFORMANCE OF DUTIES. During the Term, Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full working time, attention and reasonable efforts to the business and affairs of the Company. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the Term, he will not render or perform services for any other corporation, firm, entity or person which are in breach of the provisions of this Agreement.


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      4. COMPENSATION.

            4.1 BASE SALARY. As compensation for the services to be rendered by Executive under this Agreement during the Initial Term, the Company shall pay to Executive a base salary of $400,000 (the "BASE SALARY"), which Base Salary shall be paid in accordance with the Company's normal payroll procedures and policies. If the Initial Term is extended pursuant to Section 2, the Base Salary payable to Executive during each subsequent year shall be mutually agreed upon by the Company and Executive prior to the commencement of each such year, provided that the Base Salary may be increased from $400,000 but not be decreased from $400,000.

            4.2 INCENTIVE COMPENSATION. In addition to the Base Salary, Executive shall be eligible for the annual cash incentive bonus (the "BONUS") equal to a percentage of his Base Salary corresponding to the percentage of the performance target ("PERFORMANCE TARGET") established for the applicable fiscal year that is achieved by the Company, based on the table below:

--------------------------------------------------------------------------------
PERCENTAGE OF PERFORMANCE TARGET ACHIEVED BY THE          BONUS EXPRESSED AS A
                   COMPANY                             PERCENTAGE OF BASE SALARY

--------------------------------------------------------------------------------
                    120%                                         120%
--------------------------------------------------------------------------------
                    100%                                          60%
--------------------------------------------------------------------------------
                     80%                                          30%
--------------------------------------------------------------------------------

For Company performance which exceeds 100% but is less than 120% of the Performance Target for a fiscal year, the amount of Executive's Bonus for such fiscal year, as a percentage of Base Salary, shall be increased by 3% for each percentage point the Company's performance exceeds 100%, subject to the maximum bonus of 120%.

For Company performance which is less than 100% but exceeds 80% of the Performance Target for a fiscal year, the amount of Executive's Bonus for such fiscal year, as a percentage of Base Salary, shall be decreased by 1.5% for each percentage point that the Company's performance is less than 100%.

For Company performance which is less than 80% of the Performance Target for a fiscal year, the Company may elect but will not be required to pay Executive a Bonus for such year.

The Performance Target shall be an annual operating profit target for the Company that shall be established by mutual agreement of the Company and Executive no later than October 31 of the fiscal year to which such Performance Target relates except that with respect to fiscal 1999, Parent and Executive will mutually agree upon a Performance Target at the time of execution of this Agreement and in so doing shall adjust Company's performance in fiscal 1999 through the date of the Merger to reflect the use of an operating profit target. For purposes of this determining whether the Performance Target has been met, the operating profit of the Company shall be derived from the Parent's audited financial statements for the relevant fiscal year, adjusted to exclude (i) any charges or revenues recorded as a result of the accounting treatment of the Merger, (ii) any gains or losses from the sale of non-core assets, (iii) extraordinary items of income or expense and (iv) expenses relating to the Bonus payments. The Company shall pay the Bonus to Executive as soon as reasonably practicable, but in no event more than 10 days, after delivery of the audited financial statements of Parent for the relevant fiscal year to the Board of Directors of Parent.

            4.3 PARTICIPATION IN BENEFIT PLANS. Executive shall also be entitled to participate in all executive and employee benefit plans or programs (including vacation time) of the Company at a level commensurate with his position, title, tenure, salary and other qualifications. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the Term, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Further, in light of the Restricted Stock grant to Executive described below, the granting of any additional equity incentives to Executive shall be at the sole and absolute discretion of Parent.


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            4.4 RESTRICTED STOCK.


            (i) AWARD AND PURCHASE OF RESTRICTED STOCK. On the Effective Date, Parent shall grant to Executive an award of 50,000 shares of restricted common stock of Parent at a price of $.01 per share, under and in accordance with the provisions of Parent's 1993 Stock Option Plan (the "PLAN"). Executive hereby acknowledges that he has received and reviewed a copy of the Plan.

            (ii) RESTRICTIONS ON TRANSFER. The shares of Common Stock awarded to Executive pursuant to Section 4.4(i) above and any additional shares attributable thereto received by Executive as a result of any stock dividend, recapitalization, merger, reorganization or similar event described in Section
6.2 of the Plan (collectively, the "RESTRICTED STOCK") shall be subject to the restrictions set forth herein and may not be sold, assigned, transferred, pledged or otherwise disposed of, or encumbered, during the applicable Restricted Period (as defined below), except as permitted hereby. The "Restricted Period" shall terminate on the second anniversary of the Effective Date.

            (iii) PURCHASE OPTION. For a period of three months after the termination of the Restricted Period, Executive shall have the option to require Parent to purchase all or a portion of the Restricted Stock at a cash price of $20.00 per share, payable in full at the closing of such sale. The closing of the sale of any such shares of Restricted Stock to Parent shall take place as soon as reasonably practicable, but in no event more than ten days, after delivery by Executive of written notice to Parent of his election to require Parent to purchase such shares.

            (iv) STOCK CERTIFICATE. A stock certificate issued in respect of the shares of Restricted Stock issued pursuant to this Agreement shall be registered in the name of Executive and shall be deposited by Executive with Parent together with a stock power endorsed in blank. Parent shall provide Executive with a receipt for such stock certificate acknowledging that Parent is holding such certificate pursuant to the terms of this Agreement.

All stock certificates for shares of Restricted Stock during the Restricted Period shall bear the following legend:

                  "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions contained in an Agreement entered into between the registered owner and International Game Technology. A copy of such Agreement is on file in the office of the Secretary of International Game Technology, 9295 Prototype Drive, Reno, Nevada 89502."

            Parent shall use commercially reasonable efforts to cause, within 10 days of the date the Restricted Period expires, the transfer of such shares free of all restrictions set forth in the Plan and this Agreement to Executive or, in the event of such Executive's death, to Executive's legal representative, heir or legatee.

            (v) STOCKHOLDER'S RIGHTS. Subject to the terms of this Agreement, during the Restricted Period, Executive shall have, with respect to the Restricted Stock, all rights of a shareholder of Parent, including the right to vote such shares and the right to receive all regular cash dividends paid with respect to the shares of Restricted Stock; provided, that the right to receive regular cash dividends shall terminate immediately with respect to any shares of Restricted Stock upon forfeiture of those shares pursuant to Section 8 of this Agreement.

            (vi) REGULATORY COMPLIANCE. The issue and sale of shares of Restricted Stock shall be subject to full compliance with all then applicable requirements of law and the requirements of any stock exchange upon which the Common Stock of Parent may be listed. Parent hereby represents and warrants that the offer, grant and sale of the shares of Restricted Stock have been registered on Form S-8 and that such registration is currently, and Parent will use its best efforts to cause such registration to continue, in effect.

            (vii) FEDERAL INCOME TAX ELECTION. Executive hereby acknowledges receipt of advice that pursuant to current federal income tax laws, (i) Executive has 30 days following the date of this Agreement in which to elect to be taxed in the current taxable year on the Fair Market Value (as defined in the Plan) of the Restricted Stock in accordance with the provisions of Internal Revenue Code Section 83(b) and, (ii) if no such election is made, the taxable event will occur when the shares of Restricted Stock cease to be subject to restriction, and the tax will be measured by the Fair Market Value of the Restricted Stock on the date of the taxable event.


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


            4.5 LIFE INSURANCE. During the Initial Term only, the Company shall provide to Executive a life insurance policy for $1 million, and the Company shall pay the expenses and premiums on such policy up to an aggregate amount of $20,000.

            4.6 EXPENSES. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement subject to the presentment of appropriate documentation in accordance with the Company's normal policies for expense verification and reimbursement.

            4.7 WITHHOLDING TAXES. The Company may withhold from any benefits payable under this Agreement, including the shares of Restricted Stock, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

      5. CONFIDENTIAL INFORMATION. Except as permitted or directed by the Company's Board of Directors or required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, during the Term or at any time thereafter Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of Parent, the Company or any of their respective affiliates) any confidential or secret knowledge or information of the Company which Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated or predecessor companies prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of Parent, the Company and their respective affiliates would be wrongful and would cause irreparable harm to the Company. Both during and after the Term, Executive shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.

      6. VENTURES. If, during the Term, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights with respect to such project, program or venture shall belong to the Company. Except as approved by the Company's Board of Directors, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the amounts to be paid to Executive as provided in this Agreement. In the event Executive is required by Parent to purchase the Company's interest in, and to assume the Company's obligations under, the Louisiana Joint Venture Agreements (as defined in the Merger Agreement) (either directly and/or through the purchase of all the Company's interests in Sodak Louisiana, L.L.C.) pursuant to the Merger Agreement and that certain Irrevocable Proxy and Voting Agreement, dated as of March 10, 1999, by and between Executive and Parent, the provisions of this Section 6 (and Sections 5 and 7) shall not apply to such purchase and assumption or to Executive's subsequent engagement in or association with the joint venture in Shreveport, Louisiana.

      7. NONCOMPETITION COVENANT.

            7.1 AGREEMENT NOT TO COMPETE. Executive agrees that,

(i) during the Term and

(ii) except as otherwise provided in this Section 7.1, for a period of two (2) years after the termination of the Term,

Executive shall not, without the written consent of the Company's Board of Directors (determined by majority vote excluding Executive should he be serving on said Board), directly or indirectly, engage in competition with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of


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


any association, or otherwise) in any phase of the business which the Company is conducting during the Term, including the design, development, manufacture, distribution, marketing, leasing or selling of accessories, devices, or systems related to the products or services being sold by the Company. Notwithstanding the foregoing, if, prior to the expiration of the term set forth in Section 2, Executive is terminated by the Company Without Cause (as defined in Section 8.3), the covenants not to compete set forth in this Section 7.1 shall remain in effect for the remainder of the Term, but only for so long as the Company continues to fulfill its obligations to make all payments to Executive of the pursuant to Section 8.6. If the Company fails to make any payment required pursuant to Section 8.6, the covenants not to compete set forth in this Section
7.1 shall terminate and be of no force or effect from and after the first date the Company fails to make any such payment.

            7.2 GEOGRAPHIC EXTENT OF COVENANT. The obligations of Executive under Section 7.1 shall apply to any geographic area in which the Company or
Parent:

            (i) has engaged in business during the Term through production, promotional, sales or marketing activity, or otherwise; or

            (ii) has otherwise established its goodwill, business reputation, or any customer or supplier relations.

            7.3 LIMITATION ON COVENANT. Ownership by Executive, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in an over-the counter market shall not constitute a breach of this
Section 7.

            7.4 INDIRECT COMPETITION. Executive further agrees that, during the Term, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7 if such activity were carried out by Executive, either directly or indirectly; and in particular Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

            7.5 NON-SOLICITATION. Executive agrees that during the Term and for a period of 24 months thereafter, he will not, without the prior written approval of the Company's Board of Directors, hire, solicit or endeavor to entice away from the Company or, following termination of Executive's employment, otherwise interfere with the relationship of the Company with any employee of the Company, or any person or entity who was, within the then most recent prior 12-month period, a customer, supplier or contractor of the Company, Parent or any of their affiliates.

      8. TERMINATION.

            8.1 TERMINATION DUE TO DEATH OR DISABILITY. In the event that Executive's employment hereunder terminates due to death or is terminated by the Company due to Executive's Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in
Section 8.6(ii). For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by Executive of his duties hereunder for periods aggregating six months in any twelve month period. The determination of Executive's Disability shall be made by an independent physician who is reasonably acceptable to the Company and Executive (or his representative) and shall be based on such competent medical evidence as shall be presented to such independent physician by Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by Executive and/or the Company to advise such independent physician.

            8.2 TERMINATION BY THE COMPANY FOR CAUSE. Executive's employment hereunder may be terminated by the Company for Cause (as defined below), provided that Executive shall be permitted to attend a meeting of the Board within 30 days after delivery to him of a Notice of Termination (as defined below) to explain why he should not be terminated for Cause and if, following any such explanation by Executive, the Board determines that the Company does not have Cause to terminate Executive's employment, any such prior Notice of Termination delivered to Executive shall thereupon be withdrawn and of no further force or effect. "CAUSE" shall mean (i) the willful and material failure of Executive to perform his duties hereunder (other than any such failure


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due to Executive's physical or mental illness), or the willful and material breach by Executive of his obligations hereunder, (ii) Executive's engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company, (iii) Executive's conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or (iv) the failure or inability of Executive to obtain or retain any license required to be obtained or retained by him in any jurisdiction in which Parent or the Company does or proposes to do business.

            8.3 TERMINATION WITHOUT CAUSE. Executive's employment hereunder may be terminated by the Company Without Cause. A termination "WITHOUT CAUSE" shall mean a termination of Executive's employment by the Company other than due to disability as described in Section 8.1 or for Cause as described in Section 8.2.

            8.4 TERMINATION BY EXECUTIVE. Executive may terminate his employment with the Company for any reason. A termination of employment by Executive for "GOOD REASON" shall mean a termination by Executive of his employment with the Company (or any successor) as a result of the occurrence, without Executive's consent, of any of the following events: (i) the assignment to Executive of duties that result in a substantial diminution of the duties specified in
Section 3 hereof, (ii) a reduction in the rate of Executive's Base Salary or annual incentive compensation opportunity, (iii) a material breach by the Company of its obligations hereunder or (iv) the failure of the Company to obtain the assumption of this Agreement by any successor to the Company as contemplated by Section 9.8; provided that in the case of any of clauses (i),
(ii) and (iii), within 30 days following the occurrence of any of the events set forth therein, Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to Executive's right to terminate his employment for Good Reason, and the Company shall not have cured such circumstances to the reasonable satisfaction of Executive.

            8.5 NOTICE OF TERMINATION. Any termination by the Company pursuant to Section 8.1, 8.2 or 8.3, or by Executive pursuant to Section 8.4, shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A "NOTICE OF TERMINATION" shall mean a notice stating that Executive's employment with the Company has been or will be terminated and setting forth the provisions of this Agreement under which such employment is being terminated and, in reasonable detail, the reasons therefor.

            8.6 PAYMENTS UPON CERTAIN TERMINATIONS.

            (i) In the event of a termination of Executive's employment by the Company Without Cause or a termination by Executive of his employment for Good Reason during the Term, the Company shall pay to Executive within 5 business days following the date of termination a lump sum payment equal to (a) his full Base Salary through the end of the Term (the remaining period of the Term being determined as though Executive's employment had not terminated and the Company had elected not to renew the then current initial or extension term, as the case may be) and (b) a Bonus equal to the amount that would have been payable to Executive pursuant to Section 4.2 for the fiscal year of his termination if he had remained employed for the entire fiscal year and the Company had achieved 100% of the Performance Target applicable for such fiscal year, prorated to reflect Executive's early termination. In addition, at the end of the Restricted Period, Executive shall be entitled to receive the Restricted Stock in accordance with Section 4.4; provided that Executive has not breached the Non-Competition Agreement dated as of March 10, 1999 between the Company and Executive.

            (ii) If Executive's employment shall terminate upon his death or disability, the Company shall pay to Executive a lump sum payment equal to (a) his full Base Salary through the end of the Term (the remaining period of the Term being determined as though Executive's employment had not terminated and the Company had elected not to renew the then current initial or extension term, as the case may be) and (b) a Bonus equal to the amount that would have been payable to Executive pursuant to Section 4.2 for the fiscal year of his termination if he had remained employed for the entire fiscal year and the Company had achieved 100% of the Performance Target applicable for such fiscal year, prorated to reflect Executive's early termination. The Executive shall also be entitled to such death or disability benefits, as applicable, as are provided under the terms of any employee or executive death benefit or disability plans or programs referred to in Section 4.3 or otherwise. In addition, if Executive is terminated due to death or Disability during the Initial Term, all Restricted Stock shall, upon the date of termination, be forfeited and returned to Parent, and no cash payment shall be made to Executive upon forfeiture of such Restricted Stock. If Executive is terminated due to death after the Initial Term but before the second anniversary of


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the Effective Date, all Restricted Stock shall, upon the date of termination, be forfeited and returned to Parent, and Parent shall pay to the estate of Executive, in addition to the amounts set forth above, a lump sum payment of $1,000,000. If Executive is terminated due to Disability after the Initial Term but before the second anniversary of the Effective Date, at the end of the Restricted Period, Executive shall be entitled to receive the Restricted Stock in accordance with Section 4.4; provided that Executive has not breached the Non-Competition Agreement dated as of March 10, 1999 between the Company and Executive.

            (iii) If the Company shall terminate Executive's employment for Cause or Executive shall terminate his employment without Good Reason during the Term, the Company shall pay Executive his full Base Salary through the date of termination and a Bonus equal to the amount that would have been payable to Executive pursuant to Section 4.2 for the fiscal year of his termination if he had remained employed for the entire fiscal year and the Company had achieved 100% of the Performance Target applicable for such fiscal year, prorated to reflect Executive's early termination. In addition, if the Company terminates Executive for Cause or Executive terminates his employment without Good Reason during the Initial Term, all Restricted Stock which are then subject to any restrictions set forth in Section 4.4(ii), shall, upon the date of termination, be forfeited and returned to Parent and no payments other than those set forth above shall be made to Executive upon forfeiture of such Restricted Stock. If the Company terminates Executive for Cause or if Executive terminates his employment without Good Reason after the Initial Term but before the second anniversary of the Effective Date, at the end of the Restricted Period, Executive shall be entitled to receive the Restricted Stock in accordance with
Section 4.4; provided that Executive has not breached the Non-Competition Agreement dated as of March 10, 1999 between the Company and Executive.

            (iv) In addition to the foregoing, Executive shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which Executive was a participant during his employment with the Company (or any affiliate thereof) in accordance with the terms thereof; provided that Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any annual bonus or severance compensation or benefits (and the provisions of this Section 8.6 shall supersede the provisions of any such plan, policy, program or practice).

            8.7 SURRENDER OF RECORDS AND PROPERTY. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

      9. MISCELLANEOUS.

            9.1 EFFECTIVENESS. This Agreement shall be effective as of the Effective Time (as defined in the Merger Agreement) of the Merger (the "Effective Date"). This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            9.2 GOVERNING LAW. This Agreement and all rights and obligations hereunder, including, without limitation, matters of construction, validity and performance, is made under and shall be governed by and construed in accordance with the internal laws of the State of South Dakota, without regard to principles of conflict of laws.

            9.3 PRIOR AGREEMENTS. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, including, without limitation, the Employment Agreement, dated as of June 30, 1993, by and between Executive and the Company, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. Notwithstanding anything to the contrary to Section 5.5(c) of the Merger Agreement, Executive hereby acknowledges and confirms that the Amended and Restated Employment Agreement, dated as of January 14, 1999 (the "AMENDED AGREEMENT"), by and between Executive and the Company, shall terminate as of the Effective Date, without any requirement or obligation that the Company make any payments to Executive in connection with such termination or as a result of the Merger, and Executive hereby releases the Company of all of its obligations of any kind thereunder. Notwithstanding the


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foregoing, (x) this Agreement does not in any way relieve Executive of his obligations under that certain Non-Competition Agreement dated March 10, 1999 between the Company and Executive and (y) the provisions of Section 4.6 of the Amended Agreement (and the provisions of the Agreement defining any capitalized term used in such Section 4.6) shall survive the termination of such agreement and shall remain in full force and effect in accordance with the terms thereof.

            9.4 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by all of the parties hereto.

            9.5 NOTICES. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if telegraphed, telexed, cabled, or mailed to the other party at its address set forth below in this Section 9.5, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered or on the date telegraphed, telexed, cabled or deposited in the United States mail (sent by certified mail, return receipt requested) mailed, as the case may be at the following address:


                           If to the Company:
                           Sodak Gaming, Inc.
                           5301 South Highway 16
                           Rapid City, South Dakota 57701
                           Attention: Secretary

                           If to Executive:
                           Roland W. Gentner
                           5890 Wildwood Drive
                           Rapid City, South Dakota 57702


            9.6 NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

            9.7 SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

            9.8 ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other parties, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to Parent or any subsidiary of Parent. Notwithstanding the foregoing, the Company shall require any successor thereto to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company had terminated


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


Executive's employment Without Cause as described in Section 8, except that for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the date of termination.

            9.9 INJUNCTIVE, RELIEF. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5, 7 and 8.7. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

            9.10 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or breach thereof, shall be settled by arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement.


IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.



                               COMPANY:
                               SODAK GAMING, INC., a South Dakota corporation
                               By:
                                   ------------------------------------------
                               Its:
                                   ------------------------------------------
                               EXECUTIVE:

                               ROLAND W. GENTNER

                               ----------------------------------------------

                               PARENT (WITH RESPECT TO SECTION 4.4 HEREOF ONLY):
                               INTERNATIONAL GAME TECHNOLOGY, a
                               Nevada corporation
                               By:
                                   ------------------------------------------


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